Exhibit 99.1

Ollie’s Bargain Outlet Holdings, Inc. Appoints John Swygert
President and CEO and Director

Harrisburg, PA., December 10, 2019 –Ollie’s Bargain Outlet Holdings, Inc. (NASDAQ: OLLI) today announced that its board of directors has named John Swygert President and Chief Executive Officer and member of its board of directors, effective immediately. Mr. Swygert has been interim President and Chief Executive Officer since December 2, 2019 after the unexpected passing of the Company’s founder, Mark Butler.

On behalf of the Ollie’s board of directors, Rich Zannino said, “John has done an extraordinary job as Ollie’s Chief Operating Officer and prior to that as our Chief Financial Officer. Working alongside Mark for the past nearly 16 years, John has been a big key to our success.  The board wholeheartedly encouraged Mark’s grooming of John as his successor and John’s development and performance over this period has been outstanding by every measure.”

Mr. Zannino continued, “John’s deep and detailed knowledge of the business, passion for the Ollie’s culture and demonstrated performance make him the clear choice as Ollie’s President and CEO and he has the board’s steadfast support.”

Mr. Swygert commented, “Ollie’s has achieved remarkable growth and success under Mark’s leadership and it has been my privilege to work closely with him over the last nearly 16 years. During this time, Mark and I built deeply talented and passionate teams across all facets of the Company. Looking forward, Ollie’s continues to have tremendous runway for growth and our entire team has rallied together with determination to make Mark proud. We are committed to executing this incredible business model and remain focused on driving profitable growth and shareholder value now and into the future.”

Mr. Swygert had been Executive Vice President and Chief Operating Officer since January 2018. Mr. Swygert joined Ollie’s in March 2004 as Chief Financial Officer and was later promoted to Executive Vice President and Chief Financial Officer in 2011.  Prior to joining Ollie’s, Mr. Swygert was Executive Vice President and Chief Financial Officer at Factory 2-U Stores, Inc. and has worked in discount retail as a finance professional for 27 years.

About Ollie’s
We are a highly differentiated and fast growing, extreme value retailer of brand name merchandise at drastically reduced prices. We are known for our assortment of merchandise offered as Good Stuff Cheap®.  We offer name brand products, Real Brands! Real Bargains!®, in every department, including housewares, food, books and stationery, bed and bath, floor coverings, toys, health and beauty aids and other categories.  We currently operate 345 stores in 25 states throughout the Eastern half of the United States. For more information, visit www.ollies.us.

Investor Contact:
Jean Fontana
ICR
646-277-1214
Jean.Fontana@icrinc.com

Media Contact:
Dan Haines
Vice President – Marketing & Advertising
717-579-9377
danhaines@ollies.us